EXHIBIT 10.33

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 25th day of September 2012, by and between the Columbia State Bank, a Washington banking corporation (“Columbia Bank”), together with Columbia Banking System, Inc., a Washington corporation (“CBSI”) and, as applicable, its subsidiaries and affiliates (Columbia Bank, CBSI and its subsidiaries, collectively, the “Company”) and Hadley Robbins (the “Executive”) and is effective as of the Effective Date (as defined below). If the Effective Date shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.
1.Effective Date. The “Effective Date” shall mean the Closing Date, as defined in the Agreement and Plan of Merger by and among CBSI, West Coast Bancorp (“WCB”) and SUB, dated as of September 25, 2012.
2.    Terms of Employment. (a) Position and Duties. (i) While employed by the Company, the Executive shall serve in the position of Senior Vice President, Oregon and Southwest Washington Group Manager, with the duties and responsibilities that are customarily assigned to such position. The Executive shall be employed in WCB’s corporate offices as of immediately prior to the Effective Date in Portland, Oregon.
(ii)    While employed by the Company, but excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall be employed by the Company on a full-time basis and agrees to devote such time as is necessary to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform such responsibilities faithfully and efficiently. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments.
(b)    Compensation. (i) Base Salary. The Executive shall receive an annual base salary (the “Annual Base Salary”) at a rate of $216,000, payable in accordance with the Company’s normal payroll policies. The Annual Base Salary shall be reviewed for increase at least annually pursuant to its normal performance review policies for executives. The Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)    Annual Bonus. With respect to each fiscal year ending while the Executive is employed by the Company, the Executive shall receive an annual bonus (the “Annual Bonus”) with a target opportunity of twenty-five percent of Annual Base Salary (the “Target Bonus”). The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be based on the attainment of performance objectives to be established by the Board or the Compensation Committee of the Board. The Annual Bonus shall be paid in cash no later than March 15 of the year following the year to which the Annual Bonus relates. The actual Annual Bonus that is earned in 2013 will be prorated from the Effective Date.

(iii)    Restricted Stock Awards. As soon as practicable following ninety days after the Effective Date, the Company shall, subject to approval by the Board, grant the Executive 3,000 shares of restricted stock of the Company that vests over a four year period as follows: 20 percent on the second anniversary of the Effective Date, 30 percent on the third anniversary of the Effective Date and 50 percent on the fourth anniversary of the Effective Date. In the event that the Board does not approve such grant, the Executive shall be granted a cash-settled award equal in value to the Restricted Stock that vests on the same schedule and otherwise has substantially similar terms and conditions.
(iv)    Other Employee Benefit Plans. While employed by the Company, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in all benefits under all plans, practices, policies and programs provided by the Company on a basis that is no less favorable than those generally applicable or made available to other executives of the Company (in all cases taking into account the Executive’s service with WCB prior to the Effective Date). The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is no less favorable than those generally applicable or made available to other senior officers of the Company.
(v)    Retention Bonus. The Executive shall be granted a cash retention award equal to $554,365 (the “Retention Bonus”), which shall vest in two equal installments on each of the first and second anniversaries of the Effective Date, subject to continued employment through the applicable vesting date (except as provided by Section 4 of this Agreement). The vested portion shall be credited to a deferred compensation account with the same investment elections available to the Executive as are available to participants in the Columbia Bank’s 401 Plus Plan (Executive Deferred Compensation Program) and shall be paid in a lump sum as soon as reasonably practicable following any termination of employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to potential delay pursuant to Section 11(f) of this Agreement.
(vi)    SERP. The Executive shall continue to participate in the Supplemental Executive Retirement Plan adopted by WCB, West Coast Bank and the Executive, as amended and restated January 1, 2009 (the “SERP”) in accordance with its existing terms and conditions; provided, however, that if the Executive remains employed by the Company for two years after the Effective Date or if the Executive’s employment is terminated by the Company without Cause (as defined below) or due to Disability (as defined in the SERP) or by the Executive with Good Reason (as defined below) during the two year period following the Effective Date, the benefit paid under the SERP shall be no less than an amount equal to the Change in Control Benefit set forth in Section 3.5 of the SERP (the “SERP Benefit”). By way of illustration, assuming that the Executive’s employment is terminated immediately following the Closing Date, he would be entitled to the estimated Change in Control Benefit set forth on Exhibit A, based on the assumptions set forth thereon.

(vii)    Change in Control Agreement. As of the Effective Date, the Executive shall enter into a change in control agreement in substantially the form attached as Exhibit B that shall have terms and conditions that are no less favorable than the terms and conditions provided to similarly situated executives of the Company.
3.    Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during while the Executive is employed by the Company. If the Company determines in good faith that the Disability of the Executive has occurred while the Executive is employed by the Company (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(a) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days, or a total of 180 days in any 12-month period, as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b)    Cause. The Company may terminate the Executive’s employment either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    embezzlement, dishonesty or other fraudulent acts involving the Company or the Company’s business operations;
(ii)    willful material breach of Section 10 of this Agreement or a confidentiality policy of the Company;
(iii)    conviction (where entered upon a verdict or a plea, including a plea of no contest) on any felony charge or on a misdemeanor directly reflecting upon the Executive’s honesty; or
(iv)    an act or omission that materially injures the Company’s reputation, business affairs or financial condition, if that injury could have been reasonably avoided by the Executive.
(c)    Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive, any of the following:
(i)    any material reduction in the Executive’s Annual Base Salary or reduction or elimination of any compensation or benefit plan benefiting the Executive, which reduction or elimination does not generally apply to substantially all similarly situated executives of the Company or such executives of any successor entity or of any entity under the control of the Company;

(ii)    a relocation or transfer of the Executive’s place of employment to an office or location that is more than 35 miles from the Executive’s primary place of employment as of the Effective Date; or
(iii)    a material diminution in the Executive’s responsibilities, authority or duties from the Executive’s responsibilities, authority and duties as of the Effective Date.
For purposes of this Section 3(c), the Executive must provide notice of the Good Reason event within 90 days of the initial existence of the condition giving rise to the Good Reason event, and the Company shall have 30 days to remedy the Good Reason event.
(d)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(a) of this Agreement.
(e)    Date of Termination. “Date of Termination” means (I) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the notice of the termination of the Executive’s employment with the Company or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
4.    Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause or Death. If the Company terminates the Executive’s employment for any reason other than for Cause or death or the Executive shall terminate employment for Good Reason:
(i)    the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (except as otherwise may be delayed pursuant to Section 11(f) of this Agreement) the aggregate of the following amounts:
A.    the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);
B.    the Retention Bonus (for the avoidance of doubt, if such termination of employment occurs prior to the second anniversary of the Effective Date, the Executive shall vest in full Retention Bonus; and

C.    the SERP Benefit.
(ii)    any equity-based awards granted to the Executive shall vest and become free of restrictions immediately (the “Equity Benefits”);
(iii)    for the18-month period immediately following the Date of Termination, the Company shall pay the premiums (both the employer and employee portions) for COBRA health care continuation coverage under Section 4980B of the Code, or any replacement or successor provision of United States tax law under the Company’s group health plans as in effect at that time, and the Executive shall have the rights available under COBRA to change plans and coverage category during the applicable coverage period (collectively the “Welfare Benefits”);
(iv)    at the Executive’s election, for up to 12 months from the Date of Termination, the Executive may elect to receive up to $5,000 in outplacement and/or tax planning services from service providers selected by the Company; and
(v)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(b)    Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) payment of the Retention Bonus, (iii) the timely payment or provision of Other Benefits, (iv) the Welfare Benefits, (v) the Equity Benefits, and (vi) the SERP Benefits. The Accrued Obligations and Retention Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death and the continued provision of the Welfare Benefits.
(c)    Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates employment without Good Reason prior to the first anniversary of the Effective Date, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination, (ii) the Other Benefits and (iii) the SERP Benefit, in each case to the extent theretofore unpaid. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates employment without Good Reason at any time on or after the first anniversary of the Effective Date, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination, (ii) the vested portion of the Retention Bonus, (iii) the Other Benefits and (iv) the SERP Benefit, in each case to the extent theretofore unpaid. The Accrued Obligations and the Retention Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, except as otherwise may be delayed pursuant to Section 11(f) of this Agreement.
5.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform the obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, any of its affiliates or their respective predecessors, successors or assigns, the Executive, his estate, beneficiaries or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); provided that the Executive prevails on at least one material claim.
6.    Section 280G. The terms and conditions of Section 5 of the Change in Control Agreement by and among West Coast Bank, WCB and the Executive (the “WCB Change in Control Agreement”) shall remain in full force and effect, with all references to the Company in the WCB Change in Control Agreement to be deemed to refer to the “Company” as defined in this Agreement.
7.    Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.    Governing Law; Venue; Arbitration. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to the effect pursuant to MAR 1.2 and 8.1. Attorney’s fees relating to any dispute with respect to this Agreement shall be allocated in a manner consistent with Section 12(c) of the WCB Change in Control Agreement.
9.    Restrictive Covenants. (a) Definitions. For purposes of this section, the following terms have the meanings stated below:
(1)    “Banking institution” means any state or national bank, state or federal savings and loan association, mutual savings bank or state or federal credit union or any of their holding companies.
(2)    “Competing activities” means any activities that are competitive with the business activities of the Company or any of its subsidiaries as conducted at the commencement of, or during the term of, the restricted period.
(3)    “Financial institution” means any banking institution (as defined in paragraph (1) above), trust company or mortgage company regardless of its legal form of organization or whether it is in existence or is in formation.
(4)    “Restricted area” means any county in Oregon or Washington in which the Company or any of its subsidiaries either has a branch or other office at the commencement of the restrictive period; or has decided to open a branch or other office during the restricted period, provided that fact has been communicated to the Executive before the Executive’s termination of employment.
(5)    “Restricted period” means a period of:
(A)    12 months from the date of Executive’s termination of employment; or
(B)    12 months from the date of the Executive’s termination if the change in control benefit under Executive’s change in control agreement with the Company is payable.
(6)    “Subsidiaries” means any current or future subsidiary of the Company regardless of whether it is 100% owned by CBSI or Columbia Bank.
(b)    Restrictions. The Executive agrees that, during the restricted period, the Executive will not, directly or indirectly:
(1)    Except as provided in subsection (c) below, be employed by or provide services to any financial institution that engages in competing activities in the restricted area, whether as an employee, officer, director, agent, consultant, promoter or in any similar position, function or title;

(2)    Have any ownership or financial interest in any financial institution that engages in competing activities in the restricted area that violates the Company’s then current published ethical standards on ownership interests in competing businesses;
(3)    Induce any employee of the Company or its subsidiaries to terminate their employment with Company or its subsidiaries;
(4)    Hires or assists in the hiring of any employee of the Company or its subsidiaries for or by any financial institution that is not affiliated with the Company or its subsidiaries; or
(5)    Induce any person or entity (other than the Executive’s relatives or entities controlled by them) to terminate or curtail its business or contractual relations with the Company or its subsidiaries.
(c)    Exceptions. Regardless of the restriction in subsection (b)(1) above, the Executive may be employed outside the restricted area as an employee, officer, agent, consultant or promoter of a financial institution that engages in competing activities in the restricted area, provided the Executive will not:
(1)    Act within the restricted area as an employee or other representative or agent of that financial institution;
(2)    Have any responsibilities for that financial institution’s operations within the restricted area; or
(3)    Directly or indirectly violate the restrictions of subsection (b)(3), (4) and (5) above.
10.    Confidentiality. (a) Nondisclosure. The Executive shall not use or disclose any confidential information (as defined in subsection (c) below) either during or following the term of this Agreement, except as required by the Executive’s duties under this Agreement or as otherwise allowed under subsection (b) below.
(b)    Exceptions. The Executive’s nondisclosure obligation under subsection (a) above does not apply to any use or disclosure that is:
(1)    Made with the prior written consent of the Company’s President;
(2)    Required by a court order or a subpoena from a government agency (provided, however, that the Executive must first provide the Company with reasonable notice of the court order or subpoena in order to allow the Company the opportunity to contest the requested disclosure); or
(3)    Of confidential information that has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Agreement).

(c)    “Confidential Information” includes any of the Company’s (or its subsidiaries’ or affiliate’s) trade secrets, customer or prospect lists, information regarding product development, marketing plans, sales plans, strategic plans, projected acquisitions or dispositions, management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other similar financial, commercial, business or technical information of any information that the Company or any of its subsidiaries or affiliates has received from service providers, other vendors or customers that these third parties have designated as confidential or proprietary.
(d)    Survival. This section shall survive the termination of Executive’s employment.
11.    Miscellaneous. (a) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:    At the most recent address on file at the Company.

If to the Company:	Columbia Bank 1301 ‘A’ Street, Ste. 800 Tacoma, WA 98402-4200 ATTN: (Corporate Secretary)
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(b)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(c)    This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
(d)    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    Any provision of this Agreement that by its terms continues after the expiration of this Agreement or the termination of the Executive’s employment shall survive in accordance with its terms.
(f)    If any compensation or benefits provided by this Agreement may result in the application of section 409A of the Code, Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to the Company, and the Company shall, in consultation with the Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service or (ii) the Executive’s death. In no event shall the date of termination of the Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (B) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (C) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.
(g)    Excepts as explicitly set forth herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof (it being understood, for the avoidance of doubt, that Section 5 and Section 12(c) of the WCB Change in Control Agreement, shall continue to survive according to its terms).
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
EXECUTIVE
/s/ Hadley Robbins

COMPANY
By /s/ Kent Roberts
Name: Kent Roberts
Title: EVP, HR Director

Exhibit A
Change in Control Benefit
[NOT INCLUDED]

Exhibit B
Form of Change in Control Agreement
[NOT INCLUDED]